Exhibit 99.1

Bar Harbor Bankshares to Change Location of Annual Shareholder Meeting To Be Held on May 12

BAR HARBOR, MAINE – May 6, 2020 -- Bar Harbor Bankshares (NYSE American: BHB or the “Company”), announced that the location of its 2020 Annual Meeting of Shareholders to be held on Tuesday, May 12 at 11:00 am EDT has been changed to its offices at 82 Main Street, Bar Harbor, ME 04609. The location of the meeting has been changed because the prior location, the Bar Harbor Club, will not be open on the date of the meeting due to the COVID-19 pandemic.  As previously announced, the meeting will also be held via webcast where shareholders will be able to vote their shares and participate virtually.  Because of the State of Maine’s “Safer at Home” executive order that limits gatherings to ten people, and for the health and safety of everyone, the Company strongly encourages shareholders to attend via the webcast rather than in person.

Shareholders of record as of the close of business on March 16, 2020, can participate in the virtual meeting by visiting www.virtualshareholdermeeting.com/BHB2020 and entering the 16-digit control number located on their proxy. Registered owners that have not received their proxy material can contact Broadridge at 877-456-4860 to request a control number. Beneficial owners must contact their bank or broker-dealer to obtain their control number.

Shareholders can vote their shares: 1) by visiting www.proxyvote.com; 2) by telephone at 1-800-690-6903; 3) at the meeting, preferably by webcast; or 4) via mail.

Bar Harbor Bankshares (NYSE American: BHB) is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Operating over 50 locations across Maine, New Hampshire and Vermont, Bar Harbor Bank & Trust is headquartered in Bar Harbor, Maine and has more than $3.6 billion in assets. As a leading Northern New England community bank, Bar Harbor Bank & Trust offers a full range of personal and business banking services, as well as wealth management services through its subsidiaries Bar Harbor Trust Services and Charter Trust Company. For more information about Bar Harbor Bank & Trust, visit www.barharbor.bank or call 888-853-7100.  Member FDIC.

Contact

Joseph Schmitt

Chief Marketing Officer

Bar Harbor Bank & Trust

207-266-8834

jschmitt@barharbor.bank

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